Exhibit 99.1
IMAX CORPORATION
IMAX CORPORATION
2525 Speakman Drive
Mississauga, Ontario, Canada L5K 1B1
Tel: (905) 403-6500 Fax: (905) 403-6450
www.imax.com
IMAX CORPORATION REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS
HIGHLIGHTS
•	Company reports record revenues, earnings and EBITDA for any quarter in its 43-year history

•	First Quarter 2010 total revenues increased 120% to $72.8 million vs. $33.1 million in First Quarter 2009

•	Adjusted EBITDA of $42.0 million in First Quarter 2010 vs. $7.0 million in First Quarter 2009

•	First Quarter 2010 Adjusted Net Income of $0.53 per diluted shared vs. Loss of $(0.06) per share in First Quarter 2009

•	First Quarter 2010 Reported Net Income of $0.40 per diluted share vs. Loss of $(0.06) per share in First Quarter 2009

•	Company Signs Deals for 41 Theatres in Q1, Higher than all of Fiscal 2009

•	Second Quarter to Date Gross Box Office up 78% versus last year as attention turns to Iron Man 2: The IMAX Experience
TORONTO — April 29, 2010 — IMAX Corporation (NASDAQ: IMAX; TSX: IMX) today reported adjusted EBITDA (as defined by the Company’s credit facility) of $42.0 million and $93.4 million for the first quarter and last twelve months ended March 31, 2010, respectively, compared to $7.0 million and $15.1 million for the first quarter and last twelve months ended March 31, 2009, respectively. Total revenue for the first quarter ended March 31, 2010 increased 120% to $72.8 million, a record for a single quarter for the Company, compared to total revenue of $33.1 million in the same period last year. First quarter 2010 adjusted net income, which excludes the impact of variable stock compensation, was $35.3 million, or $0.53 per diluted share, compared to an adjusted net loss of $2.6 million, or $(0.06) per share on the same basis last year. Reported net income was $26.6 million, or $0.40 per diluted share, for the first quarter ended March 31, 2010, compared to a reported net loss of $(2.6) million, or a net loss of $(0.06) per share for the first quarter last year.
During the first quarter of 2010, the Company signed contracts for 41 theatre systems including 19 joint revenue sharing system arrangements and 22 sales arrangements, of which 14 were digital system upgrades. This compares to a total of three system signings in the first quarter of 2009, all of which were system sales, and a total of 35 system signings for all of fiscal 2009. Since quarter-end, the Company has signed deals for another 13 theatre systems, many of which have been announced throughout the month of April.
“We are very pleased with our first quarter financial results,” said IMAX Chief Executive Officer Richard L. Gelfond. “Our strong operating and financial performance demonstrates what can happen when great films are combined with our growing theatre network. While we are pleased to have generated record quarterly financial results, we believe the longer term benefits of titles such as Avatar and Alice in Wonderland to our business transcend a single quarter. Such benefits are perhaps best evidenced by the number of theatre deals we are doing, which will fuel additional growth for the Company over the long-term, and an increased level of tentpole movies being committed to the IMAX theatre network.”
Adjusted first quarter 2010 net income and adjusted first quarter 2009 net loss exclude the impact of the changes in value of the Company’s variable stock compensation. The first quarter of 2010 included an $8.7 million charge resulting primarily from the increased value of the Company’s variable stock compensation at the end of the period (primarily driven by the $4.68 increase in the Company’s stock price over the course of the first quarter, which impacts variable stock compensation), as compared to less than a $0.1 million charge from variable stock compensation in the first quarter of 2009. For a reconciliation of reported net income (loss) to adjusted results and the definition of adjusted EBITDA as defined by the Company’s credit facility, please see the tables at the end of this press release.
Revenue from joint revenue sharing arrangements increased nearly nine-fold to $18.9 million in the first quarter of 2010, compared to $1.9 million in the prior year period. In the first quarter, the Company installed a total of six systems under joint revenue sharing arrangements, including one digital upgrade, compared to 22 such installations, including five digital upgrades, in the first quarter of 2009. As of March 31, 2010, a total of 122 theatres under joint revenue sharing arrangements were in operation, a 77% increase compared to 69 joint revenue sharing theatres operating as of March 31, 2009. Joint revenue sharing theatres open for the entire first quarter of 2010 generated gross box office per screen averages of approximately $665,000 compared to $152,000 last year.
In the first quarter of 2010, the Company recognized revenue on three full, new theatre systems with an average value of $1.6 million, compared to five in the first quarter of 2009, which also had an average value of $1.6 million. The Company also installed nine digital system upgrades in the fist quarter of 2010 compared to three in the same year-ago period. The Company has strategically elected to sell digital system upgrades at a lower sales price and gross margin than a new theatre system as the Company believes this initiative will help to drive box office revenue for its customers and IMAX by maximizing the number of IMAX titles they can show. Each period also included the sale of one used system. Due to the lower number of new systems installed this year versus last year, the increased amount of digital system upgrades, and settlement revenue of $1.2 million last year compared to zero this year, revenue from IMAX systems decreased 33% to $11 million in the first quarter of 2010, compared to $16.5 million in the first quarter of 2009.
Mr. Gelfond commented, “Our strategic initiative to upgrade our film-based network to digital continues to progress well, and our customers continue to show interest in upgrading their theatres from film to digital. Over the past 15 months, we have upgraded 35 film-based systems, and that pace has accelerated over the past six months. These digital upgrades will help to drive our box office revenue as well as that of our customers by maximizing the number of IMAX titles they can show.”
Given recent deal signings for new systems, the Company now expects to install 40 to 45 joint revenue sharing theatres from backlog in fiscal 2010, up from its previous outlook of 35 to 40 installations. In addition, the Company expects to install approximately 15 to 20 new sales and sales-type lease systems (excluding upgrades) in 2010, up from its previous outlook of approximately 10 to 15 new installations. In any given year, the Company may also have a number of theatre deals that sign and install within the same calendar year. In addition, system installations can slip from period to period, often for reasons outside of the Company’s control.
For the first quarter of 2010, total film revenue increased 275% to $29.3 million, compared to $7.8 million in the first quarter of 2009. Production and IMAX DMR® revenues increased to $23.5 million, compared to $3.7 million in the year ago period. First quarter results were driven by the stronger film slate in 2010 versus the same quarter in 2009 and the increased number of IMAX® theatres as compared to a year ago.
Gross box office from DMR titles was $232.2 million in the first quarter of 2010, compared to $28.0 million in the first quarter of 2009. The primary drivers of gross box office in the first quarter were Twentieth Century Fox’s Avatar: An IMAX 3D Experience® and Disney’s Alice in Wonderland: An IMAX 3D Experience. Avatar has generated approximately $231 million of worldwide box office to date ($171.9 million was captured in the first quarter of 2010). The 179 domestic theatres that played Avatar since December 18th had a per screen average of $714,000, and the international per screen average was $1,116,696. Alice in Wonderland has generated approximately $58.9 million in worldwide box office to date ($51.6 million of which was captured in the first quarter), for a domestic per screen average of $200,000 and international per screen average of $242,000. On March 26th, DreamWorks Animation’s How To Train Your Dragon: An IMAX 3D Experience was released day-and-date to IMAX theatres and has generated approximately $26.3 million in worldwide box office to date ($8.2 million of which was captured in the first quarter) for a per screen average of approximately $107,000 to date.
The Company commented that second quarter 2010 gross box office to date equals $30.0 million, a 78% increase compared to $16.8 million in the same timeframe for the second quarter of 2009.

First quarter 2010 gross margin increased to $48.3 million, or 66.4% of revenue, from $14.2 million, or 42.9% of revenue in the first quarter of 2009. The primary drivers of the increase in gross margin were the Company’s joint revenue and DMR film business segments.
First quarter 2010 selling, general and administrative expenses, excluding the $8.7 million variable stock compensation charge, was $10.8 million, or 14.8% of revenue, relatively flat compared to $10.8 million, or 32.7% of revenue, on the same basis in the first quarter of 2009. Reported first quarter selling, general and administrative expense was $19.5 million, compared to $10.9 million in the year ago period.
The Company ended the first quarter with cash and cash equivalents of $23.5 million, compared to $18.7 million at the end of last year’s first quarter and $20.1 million as of year end 2009. During the quarter, the Company paid down $10 million of its bank debt, resulting in net debt of $16.5 million as of quarter end, compared to $161.3 million at the end of last year’s first quarter and $29.9 million as of year end 2009.
Mr. Gelfond concluded, “2010 is off to a great start, and we are pleased with the positive momentum fueling our business. We believe we have a very strong film slate for 2010, and with yesterday’s film deal inked with Warner Bros. and new theatre announcements, we are beginning to paint a picture of 2011 and beyond. We are particularly pleased with the many theatre signings overseas, where our brand is gaining traction and where we see much of our future growth residing, providing a complement to our brand’s strong foothold in North America.”
As of March 31, 2010, the Company’s backlog consisted of 156 theatre systems, compared to 190 theatre systems in backlog as of March 31, 2009. Included in the 2010 and 2009 system backlog totals were 56 and 89 theatres, respectively, under joint revenue sharing arrangements and 100 and 101 theatres, respectively, under sales and sales-type lease arrangements. As of March 31, 2010, 172 digital systems were in operation, compared to 73 as of March 31, 2009.
2010 Film Slate
Turning to the 2010 film slate, Paramount Pictures and Marvel Entertainment will release Iron Man 2: The IMAX Experience day-and-date to 182 domestic IMAX theatres on May 7, and many of the 67 international IMAX theatres slated to play the film start this weekend. Following Iron Man 2, the Company’s announced 2010 film slate to date includes DreamWorks Animation’s Shrek Forever After: An IMAX 3D Experience (May 2010); Walt Disney Pictures’ Prince of Persia: Sands of Time: The IMAX Experience (May 2010, international only); Walt Disney Pictures’ Toy Story 3: An IMAX 3D Experience (June 2010); Summit Entertainment’s The Twilight Saga: Eclipse: The IMAX Experience (June 2010); Warner Bros. Pictures’ Inception: The IMAX Experience (July 2010); Warner Bros. Pictures’ Legends of the Guardian: The Owls of Ga’hoole: An IMAX 3D Experience (September 2010); Warner Bros. Pictures’ Harry Potter and the Deathly Hallows: Part 1: An IMAX 3D Experience (November 2010); and Walt Disney Pictures’ Tron Legacy: An IMAX 3D Experience (December 2010). Yesterday, the Company announced a multi-picture deal with Warner Bros. Pictures to release up to 20 pictures in the IMAX format between 2010 and 2013. Under the agreement, Warner Bros. movies that have already been agreed to be released in IMAX are the above referenced Legends of the Guardian: The Owls of Ga’Hoole 3D (September 24, 2010) and Harry Potter and the Deathly Hallows: Part 1 (3D) (November 19, 2010), as well as Harry Potter and the Deathly Hallows: Part II (3D) (July 15, 2011); Happy Feet 2 (3D) (November 18, 2011); and The Hobbit (December 2012). The Company remains in active discussions with all of the major studios regarding potential future titles.
Conference Call
The Company will host a conference call today at 8:30 AM ET to discuss its first quarter 2010 financial results. To access the call via phone, interested parties should dial (866) 322-1159 approximately 10 minutes before it begins. International callers should dial (416) 640-3404. A recording of the call will be available by dialing (888) 203-1112 or (647) 436-0148. The code for both the live call and the replay is 6474563. The Company will also host a webcast of the conference call, which can be accessed on www.imax.com by clicking on ‘Investor Relations.’
About IMAX Corporation
IMAX Corporation is one of the world’s leading entertainment technology companies, specializing in immersive motion picture technologies. The worldwide IMAX network is among the most important and successful theatrical distribution platforms for major event Hollywood films around the globe, with IMAX theatres delivering the world’s best cinematic presentations using proprietary IMAX, IMAX® 3D, and IMAX DMR technology. IMAX DMR is the Company’s groundbreaking digital re-mastering technology that allows it to digitally transform virtually any conventional motion picture into the unparalleled image and sound quality of The IMAX Experience. The IMAX brand is recognized throughout the world for extraordinary and immersive entertainment experiences for consumers. As of March 31, 2010, there were 438 IMAX theatres (316 commercial, 122 institutional) operating in 47 countries.
IMAX®, IMAX® 3D, IMAX DMR®, Experience It In IMAX®, An IMAX 3D Experience® and The IMAX Experience® are trademarks of IMAX Corporation. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).
This press release contains forward looking statements that are based on management’s assumptions and existing information and involve certain risks and uncertainties which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Important factors that could affect these statements include, but are not limited to, general economic, market or business conditions, including the length and severity of the current economic downturn, the opportunities that may be presented to and pursued by the Company, the performance of IMAX DMR films, conditions in the in-home and out-of home entertainment industries, the signing of theatre system agreements, changes and developments in the commercial exhibition industry, the failure to convert theatre system backlog into revenue, new business initiatives, investments and operations in foreign jurisdictions, foreign currency fluctuations and the Company’s prior restatements and the related litigation and ongoing inquiries by the SEC and the OSC. These factors and other risks and uncertainties are discussed in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Reports on Form 10-Q.
For additional information please contact:

Media:	Investors:
IMAX Corporation, New York	IMAX Corporation, New York
Sarah Gormley	Heather Anthony
212-821-0155	212-821-0121
sgormley@imax.com	hanthony@imax.com

Entertainment Media:	Business Media:
Rogers & Cowan, Los Angeles	Sloane & Company, New York
Elliot Fischoff/Jason Magner	Whit Clay
310-854-8128	212-446-1864
jmagner@rogersandcowan.com	wclay@sloanepr.com

IMAX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with United States Generally Accepted Accounting Principles
(In thousands of U.S. dollars, except per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2010	2009
Revenues
Equipment and product sales	$11,608	$13,360
Services	40,231	14,301
Rentals	19,875	3,247
Finance income	1,070	1,012
Other	—	1,216

	72,784	33,136

Costs and expenses applicable to revenues
Equipment and product sales	8,134	7,241
Services	13,967	9,276
Rentals	2,383	2,166
Other	—	245

	24,484	18,928

Gross margin	48,300	14,208
Selling, general and administrative expenses	19,530	10,904
(including share-based compensation expense of $9.3 million for the three months ended March 31, 2010 (2009 - $0.4 million))
Research and development	1,243	547
Amortization of intangibles	130	145
Receivable provisions, net of recoveries	13	510

Earnings from operations	27,384	2,102
Interest income	284	21
Interest expense	(652)	(4,427)

Earnings (loss) from continuing operations before income taxes	27,016	(2,304)
Provision for income taxes	(436)	(260)

Earnings (loss) from continuing operations	26,580	(2,564)
Loss from discontinued operations	—	(78)

Net Earnings (Loss)	$26,580	$(2,642)

Net earnings (loss) per share — basic:
Net earnings (loss) per share from continuing operations	$0.42	$(0.06)
Net earnings (loss) per share from discontinued operations	—	—

	$0.42	$(0.06)

Net earnings (loss) per share — diluted:
Net earnings (loss) per share from continuing operations	$0.40	$(0.06)
Net earnings (loss) per share from discontinued operations	—	—

	$0.40	$(0.06)

Weighted average number of shares outstanding (000’s):
Basic	63,056	43,681
Fully Diluted	66,108	43,681

Additional Disclosure:

Depreciation and amortization(1)	$5,158	3,982

(1)	Includes $0.1 million of amortization of deferred financing costs charged to interest expense for the three months ended March 31, 2010 (March 31, 2009 — $0.4 million).

IMAX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)

	As at	As at
	March 31,	December 31,
	2010	2009
	(unaudited)
Assets
Cash and cash equivalents	$23,503	$20,081
Accounts receivable, net of allowance for doubtful accounts of $2,641 (December 31, 2009 — $2,770)	60,373	37,652
Financing receivables	63,503	62,585
Inventories	12,165	10,271
Prepaid expenses	2,938	2,609
Film assets	2,833	3,218
Property, plant and equipment	56,020	54,820
Other assets	13,565	15,140
Goodwill	39,027	39,027
Other intangible assets	2,111	2,142

Total assets	$276,038	$247,545

Liabilities
Bank indebtedness	$40,000	$50,000
Accounts payable	20,432	16,803
Accrued liabilities	79,331	77,853
Deferred revenue	60,364	57,879

Total liabilities	200,127	202,535

Shareholders’ equity
Capital stock, common shares — no par value. Authorized — unlimited number. Issued and outstanding — 63,460,395 (December 31, 2009 — 62,831,974)	285,409	280,048
Other equity	5,346	6,044
Deficit	(215,408)	(241,988)
Accumulated other comprehensive income	564	906

Total shareholders’ equity	75,911	45,010

Total liabilities and shareholders’ equity	$276,038	$247,545

IMAX CORPORATION
SELECTED FINANCIAL DATA
In accordance with United States Generally Accepted Accounting Principles
(in thousands of U.S. dollars)
The Company has eight reportable segments identified by category of product sold or service provided: IMAX systems; theater system maintenance; joint revenue sharing arrangements; film production and IMAX DMR; film distribution; film post-production; theater operations; and other. The IMAX systems segment designs, manufactures, sells or leases IMAX theater projection system equipment. The theater system maintenance segment maintains IMAX theater projection system equipment in the IMAX theater network. The joint revenue sharing arrangements segment provides IMAX theater projection system equipment to an exhibitor in exchange for a share of the box-office and concessions revenue. The film production and IMAX DMR segment produces films and performs film re-mastering services. The film distribution segment distributes films for which the Company has distribution rights. The film post-production segment provides film post-production and film print services. The theater operations segment owns and operates certain IMAX theaters. The other segment includes camera rentals and other miscellaneous items.

	Three Months
	Ended March 31,
	2010	2009
Revenue
IMAX systems(1), (2)	$10,953	$16,452
Theater system maintenance	4,966	4,360
Joint revenue sharing arrangements	18,936	1,908
Films
Production and IMAX DMR	23,452	3,700
Distribution	3,273	3,242
Post-production	2,592	872
Theater operations	5,949	2,128
Other	2,663	474

Total	$72,784	$33,136

Gross margins
IMAX systems	$4,500	8,895
Theater system maintenance	2,309	2,312
Joint revenue sharing arrangements	16,812	344
Films
Production and IMAX DMR	19,501	1,770
Distribution	742	336
Post-production	2,055	640
Theater operations(3)	1,658	(32)
Other	723	(57)

Total	$48,300	$14,208

(1)	Includes initial payments and the present value of fixed minimum payments from equipment, sales and sales-type lease transactions.

(2)	Includes fee income from operating leases, contingent fees from operating and sales-type leases, contingent fees from sales arrangements and finance income.

(3)	Excludes the impact of discontinued operations.

IMAX CORPORATION
OTHER INFORMATION
(in thousands of U.S. dollars)
NON-GAAP FINANCIAL MEASURES
In addition to the results prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) provided in this release, the Company has presented adjusted EBITDA as defined by its Credit Facility and adjusted earnings per share. The Company evaluates the operating performance of its business based on financial measures such as revenue, adjusted EBITDA as defined by its Credit Facility and adjusted earning per share. The Company uses these measures to assess operating results and performance of its segments, perform analytical comparisons, identify strategies to improve performance and allocate resources to various business segments. The Company believes adjusted EBITDA and adjusted earnings per share are relevant to investors because it allows them to analyze the operating performance of each segment using the same metric management uses and will help to facilitate comparisons of its past and present performance. The Company excludes variable stock compensation from the calculation of adjusted earnings per share due to its volatility from period to period which is primarily driven by the increase or decrease in the Company’s stock price over a given period which is difficult to predict. Because adjusted EBITDA and adjusted earnings per share are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flows provided by operating activities and other measures of financial performance reported in accordance with U.S. GAAP.
Credit Facility Requirements:
The Credit Facility provides that so long as the term loan remains outstanding, the Company will be required to maintain: (i) a ratio of funded debt (as defined in the Credit Agreement) to EBITDA (as defined in the Credit Agreement) of not more than 2:1 through December 31, 2010, and (ii) a ratio of funded debt to EBITDA of not more than 1.75:1 thereafter. If the Company repays the term loan in full, it will remain subject to such ratio requirements only if Excess Availability (as defined in the Credit Agreement) is less than $10.0 million or Cash and Excess Availability (as defined in the Credit Agreement) is less than $15.0 million. The ratio of funded debt to EBITDA was 0.43:1 at March 31, 2010, where Funded Debt (as defined in the Credit Agreement) is the sum of all obligations evidenced by notes, bonds, debentures or similar instruments and was $40.0 million. EBITDA is calculated as follows:
EBITDA, as defined by the Credit Facility, is calculated as follows:

		12 months
	3 months ended	ended
	March 31, 2010	March 31, 2010
Net earnings (loss)	$26,580	$34,242
Add (subtract):
Provision for income taxes	436	450
Interest expense net of interest income	369	9,709
Depreciation and amortization including film asset amortization	5,075	19,365
Write-downs net of recoveries including asset impairments and receivable provisions	109	2,180
Stock and other non-cash compensation	9,579	27,908
Other, net	(180)	(418)

	$41,968	$93,436

Adjusted Diluted Earnings (Loss) Per Share Calculation:

	Q1 2010	Q1 2009
Net earnings (loss)	$26,580	$(2,642)
Add:
Variable stock compensation	8,747	64

Adjusted net earnings (loss)	$35,327	$(2,578)

Diluted shares outstanding	66,108	43,681

Adjusted earnings per share	$0.53	$(0.06)